Exhibit 99.1

Contact:	Dana Grosser	Murray A. Louis, V.P.
Voice:	610.676.2459	610.676.1932
E-Mail:	dgrosser@seic.com	mlouis@seic.com
Pages:	One

For Immediate Release

SEI INVESTMENTS DECLARES $.11 PER SHARE DIVIDEND

Company Also Announces Increase in Stock Repurchase Program

OAKS, Pa., May 25, 2005 – The Board of Directors of SEI Investments Company (NASDAQ:SEIC) today declared a dividend of $.11 (eleven cents) per share. The cash dividend will be payable to shareholders of record on June 8, 2005, with a payment date of June 24, 2005. The company also announced that its Board of Directors has approved an increase in its stock repurchase program by an additional $50 million.

During the calendar year 2005 (thru May 23, 2005), the Company repurchased approximately 1.7 million shares at a cost of $60.9 million.

About SEI

SEI Investments (NASDAQ:SEIC) is a leading global provider of asset management and investment technology solutions. The company’s innovative solutions help corporations, financial institutions, financial advisors, and affluent families create and manage wealth. As of the period ending March 31, 2005, through our subsidiaries and partnerships in which we have a significant interest, SEI administers $291.1 billion in mutual fund and pooled assets, manages $123.9 billion in assets, and operates 22 offices in 12 countries. For more information, visit www.seic.com.